UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2006

CURATIVE HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-50371	51-0467366
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

61 Spit Brook Road
Nashua, New Hampshire 03060

(Address of principal executive offices) (zip code)

(603) 888-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Debtor-in-Possession Financing in connection with the Chapter 11 Cases

As previously announced, on March 27, 2006, Curative Health Services, Inc. (the “Company”) and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code (the “Chapter 11 Cases”) to implement and effect the Prepackaged Joint Plan of Reorganization dated February 6, 2006.

On April 5, 2006, the Court entered an interim order, subject to approval on a final basis at a hearing scheduled for April 17, 2006, authorizing the Company to enter into a $45.0 million debtor-in-possession credit facility agreement with GECC Capital Markets Group, Inc., as the lead arranger, General Electric Capital Corporation, as agent, and the lenders referred to therein (the “Credit Agreement”). The Credit Agreement is secured by all or substantially all of the Company’s and its subsidiaries’ assets and a pledge of the equity interests of each of the Company’s subsidiaries (the “DIP Financing”). The proceeds of the DIP Financing were used to pay, in full, all amounts outstanding under the Company’s existing credit facility and also will be used for general corporate purposes (including working capital) during the Chapter 11 Cases.

The DIP Financing provides for a secured revolving credit facility of up to $45.0 million, of which the Company can use up to $7.5 million as a letter of credit sub-facility and up to $5.0 million as a swingline sub-facility (i.e., a short-term loan advance facility). As of April 5, 2006, the Company had outstanding borrowings of approximately $28 million under the secured revolving credit facility.

The Company will pay all accrued interest on outstanding LIBOR loans on the last day of the applicable LIBOR period, provided in the case of any LIBOR period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR period. All accrued interest on outstanding revolving credit LIBOR loan advances bears interest at an annual rate equal to the LIBOR rate plus an additional amount based on the Company’s senior leverage ratio, which additional amounts may range from 3% to 3.5%. For outstanding base rate loans, the Company will pay all accrued interest on the first business day of each calendar quarter. All accrued interest on outstanding revolving credit base rate loans bears interest at an annual rate equal to the base rate plus an additional amount based on its senior leverage ratio, which additional amounts may range from 1.75% to 2.25% for the revolving credit base rate loans. Pursuant to the terms of the Credit Agreement, all commitments made under the DIP Facility terminate upon the earliest of: (i) 12 months from the filing of the Chapter 11 Cases, (ii) the effective date of the plan of reorganization, (iii) 15 days after the filing of the Chapter 11 Cases if an interim order approving the Credit Agreement has not been entered or (iv) 45 days after the filing of the Chapter 11 Cases if a final order approving the Credit Agreement has not been entered. The commitments made under the DIP Facility may be extended, subject to certain conditions, by six months, to a period of up to eighteen months. In no event will the commitments extend later than the effective date of the plan of reorganization.

In the Credit Agreement, the Company and its subsidiaries have made certain representations and warranties to lenders, and are subject to certain reporting requirements and financial and other covenants. The Credit Agreement restricts the Company’s and its subsidiaries’ ability to incur additional indebtedness or to permit any of its properties or assets to be encumbered by liens. The Credit Agreement also restricts the Company’s ability to make certain types of payments relating to its capital stock, including the declaration or payment of dividends. Consolidations, mergers, sales of assets and the creation of additional subsidiaries are also restricted, as is the Company’s ability to purchase assets and to make investments. The covenants also restrict transactions with the Company’s affiliates and require the Company to maintain certain levels with respect to its total leverage ratio, senior leverage ratio and fixed charge coverage ratio.

In connection with the payment in full of amounts outstanding under the Company’s then-existing credit facility (the “Pre-petition Credit Facility”) on April 5, 2006, the Company and its subsidiaries entered into a Waiver Agreement dated of April 3, 2006 (the “Waiver Agreement”) with General Electric Capital Corporation (“GE Capital”). The Waiver Agreement retroactively waived certain defaults by the Company under its then-existing credit agreement dated April 23, 2004, as amended, with GE Capital. The retroactive waiver related to events of default resulting from the Company’s failure to comply with the total leverage ratio and senior secured leverage ratio financial covenants in the Pre-petition Credit Facility with respect to the fiscal quarter ended December 31, 2005. As described above, all amounts outstanding under the Pre-petition Credit Facility have been paid in full.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As set forth in Item 1.01 above, on April 5, 2006, the Court entered into an interim order, authorizing the Company and its subsidiaries to enter into the Credit Agreement. The foregoing summary of certain material terms of the Credit Facility in Item 1.01 is qualified in its entirely by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 2.03 by reference.

Item 8.01 Other Events

On April 7, 2006, the Company issued a press release announcing the DIP Financing. The press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)        Exhibits.

10.1                 Debtor In Possession Credit Agreement, dated as of March 30, 2006 and effective as of April 5, 2006, by and among the Company, its subsidiaries, and GECC Capital Markets Group, Inc., as the lead arranger, General Electric Capital Corporation, as agent, and the lenders referred to therein.

10.2                 Waiver Agreement, entered into on April 6, 2006 and effective as of April 3, 2006, by and among the Company, its subsidiaries, and General Electric Capital Corporation, as Agent and the lenders referred to therein.

99.1                 Press Release dated April 7, 2006.*

*We are furnishing under Item 8.01 of Form 8-K the press release included as Exhibit 99.1 to this report.  The materials attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURE  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2006
CURATIVE HEALTH SERVICES, INC.

By:	/s/ Tom Axmacher
Tom Axmacher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Debtor In Possession Credit Agreement, dated as of March 30, 2006 and effective as of April 5, 2006, by and among the Company, its subsidiaries, and GECC Capital Markets Group, Inc., as the lead arranger, General Electric Capital Corporation, as agent, and the lenders referred to therein.

10.2

Waiver Agreement, entered into on April 6, 2006 and effective as of April 3, 2006, by and among the Company, its subsidiaries, and General Electric Capital Corporation, as Agent and the lenders referred to therein.

99.1	Press Release dated April 7, 2006*

*We are furnishing under Item 8.01 of Form 8-K the press release included as Exhibit 99.1 to this report.  The materials attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.